UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

COLOR KINETICS INCORPORATED

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

COLOR KINETICS INCORPORATED
10 Milk Street, Suite 1100
Boston, Massachusetts 02108

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We invite you to attend our 2007 Annual Meeting of Stockholders, which is being held as follows:

Date:	Wednesday, May 23, 2007
Time:	10:00 a.m., local time
Location:	Foley Hoag LLP Thirteenth Floor Seaport World Trade Center West 155 Seaport Boulevard Boston, Massachusetts 02210

At the meeting, we will ask our stockholders to:

•	elect two directors, each for a three-year term; and

•	consider any other business properly presented at the meeting or any adjournment or postponement thereof.

You may vote on these matters in person or by proxy. Whether or not you plan to attend the meeting, we ask that you promptly complete and return the enclosed proxy card in the enclosed addressed, postage-paid envelope, so that your shares will be represented and voted at the meeting in accordance with your wishes. If you attend the meeting, you may withdraw your proxy and vote your shares in person. Only stockholders of record at the close of business on March 30, 2007 may vote at the meeting.

By order of the Board of Directors,

William J. Sims
President and Chief Executive Officer

April 27, 2007

PROXY STATEMENT
FOR THE
COLOR KINETICS INCORPORATED
2007 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING

The Meeting

The 2007 Annual Meeting of Stockholders of Color Kinetics Incorporated will be held at 10:00 a.m., local time, on Wednesday, May 23, 2007 at the offices of Foley Hoag LLP, Thirteenth Floor, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts 02210. At the meeting, stockholders of record on the record date for the meeting who are present or represented by proxy will have the opportunity to vote on the following proposal:

•	Proposal One: To elect two Class III directors, each for a three-year term.

This Proxy Solicitation

We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the meeting (including any adjournment or postponement of the meeting).

•	This proxy statement summarizes information about the proposal to be considered at the meeting and other information you may find useful in determining how to vote.

•	The proxy card is the means by which you actually authorize another person to vote your shares at the meeting in accordance with your instructions.

We will pay the cost of soliciting these proxies. Our directors, officers and employees may solicit proxies in person, by telephone or by other means. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to the beneficial owners of those shares. At present, we do not plan to retain the services of a proxy solicitation firm to assist us in this solicitation.

We are mailing this proxy statement and the enclosed proxy card to stockholders for the first time on or about May 4, 2007. In this mailing, we are including a copy of our 2006 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2006 (excluding exhibits), as filed with the Securities and Exchange Commission.

Who May Vote

Our board of directors has fixed the close of business on March 30, 2007 as the record date for the annual meeting. Holders of record of our common stock at the close of business on March 30, 2007 are entitled to one vote per share of common stock on each proposal properly brought before the annual meeting.

A list of stockholders entitled to vote will be available at the annual meeting. In addition, you may contact our Investor Relations Manager, Justine Alonzo, at our offices located at 10 Milk Street, Suite 1100, Boston, Massachusetts 02108, to make arrangements to review a copy of the stockholder list at those offices, between the hours of 9:00 a.m. and 5:30 p.m., local time, on any business day up to the time of the annual meeting.

How to Vote

You are entitled to one vote at the meeting for each share of common stock registered in your name at the close of business on March 30, 2007, the record date for the meeting. You may vote your shares at the meeting in person or by proxy.

•	To vote in person, you must attend the meeting, and then complete and submit the ballot provided at the meeting.

•	To vote by proxy, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date and return it before the meeting. By completing and returning the proxy card, you will direct the persons named on the proxy card to vote your shares at the meeting in the manner you specify. If you complete all of the proxy card except the voting instructions, then the designated persons will vote your shares FOR the election of the nominated directors. If any other business properly comes before the meeting, then the designated persons will have the discretion to vote in any manner.

If you vote by proxy, you may revoke your proxy at any time before it is exercised by taking one of the following actions:

•	sending written notice to our Secretary at our address set forth on the notice of meeting appearing on the cover of this proxy statement;

•	voting again by proxy on a later date; or

•	attending the meeting, notifying our Secretary that you are present, and then voting in person.

Shares Held by Brokers or Nominees

If a broker or nominee holds shares of our common stock for you in its name as record holder, then this proxy statement may have been forwarded to you with a voting instruction card, which allows you to instruct the broker or nominee how to vote your shares on the proposals described herein. To vote by proxy, you should follow the directions provided with the voting instruction card. If your shares are held by a broker and you do not provide timely voting instructions, the broker may have discretionary authority to vote your shares on matters which are considered routine. For non-routine matters, if you do not provide instructions, the broker will not vote your shares, which results in a “broker non-vote.” To vote your shares in person, you must obtain a properly executed legal proxy from the record holder of the shares which identifies you as a Color Kinetics stockholder and authorizes you to act on behalf of the record holder with respect to a specified number of shares.

Quorum Required to Transact Business

At the close of business on March 30, 2007, 21,323,215 shares of common stock were outstanding. Our by-laws require that a majority of our common stock be represented, in person or by proxy, at the meeting in order to constitute the quorum we need to transact business. We will count abstentions and broker non-votes as present in determining whether a quorum exists.

Multiple Stockholders Sharing the Same Address

If you and other residents at your mailing address own shares of common stock through a broker or other nominee, you may have elected to receive only one copy of this proxy statement and our 2006 Annual Report. If you and other residents at your mailing address own shares of common stock in your own names, you may have received only one copy of this proxy statement and our 2006 Annual Report unless you provided our transfer agent with contrary instructions.

This practice, known as “householding,” is designed to reduce our printing and postage costs. You may promptly obtain an additional copy of this proxy statement, enclosed proxy card and our 2006 Annual Report by sending a written request to Color Kinetics Incorporated Investor Relations, 10 Milk Street, Suite 1100, Boston, Massachusetts 02108 or by calling our Investor Relations department at 617-701-2272. If you hold your shares through a broker or other nominee and wish to discontinue householding or change your householding election, you may do so by calling 1-800-542-1061 or writing to Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you hold shares in your own name and wish to discontinue householding or change your householding election, you may do so by calling 1-800-937-5449 or writing to American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038.

PROPOSAL 1:

ELECTION OF TWO DIRECTORS

The first proposal on the agenda for the meeting is the election of two people to serve as Class III directors, each for a three-year term that will begin at the meeting and end at our 2010 annual meeting of stockholders. Our Board of Directors currently has nine members and is divided into three classes, each of which currently has three members. Members of each class of directors serve for three-year terms. We stagger these terms so that the term of one class expires each year.

Nominees for Election

Our current Class III directors are Garo H. Armen, William K. O’Brien and George G. Mueller. Mr. Mueller, a co-founder of Color Kinetics, has been a member of our Board of Directors since our inception and until July 2005, served as our Chief Executive Officer. From July 2005 to December 2006, Mr. Mueller was a consultant to Color Kinetics. Mr. Mueller has advised us that, due to other commitments, he does not intend to stand for re-election and accordingly will resign as a director at the completion of his term, effective at the 2007 annual meeting of stockholders.

Our Board of Directors has nominated Garo H. Armen and William K. O’Brien for re-election as Class III directors. Brief biographies of Messrs. Armen and O’Brien, as of March 30, 2007, follow. You will find information about each nominee’s holdings of common stock on page   .

Garo H. Armen Class III Director Nominee	Mr. Armen has served as a member of our Board of Directors since 1998. Mr. Armen co-founded Antigenics Inc. in 1994, and has served as its Chairman of the Board and Chief Executive Officer since inception. Mr. Armen also served as Antigenics’ President until 2002. Mr. Armen currently serves as a member of the board of directors of Elan Corporation, plc. Mr. Armen also served as Elan’s Chairman from July 2002 until 2004. Since 1990, Mr. Armen has also been the managing general partner of Armen Partners, L.P., an investment partnership. Mr. Armen received his Ph.D. in physical chemistry from the City University of New York. Mr. Armen is 54.

William K. O’Brien Class III Director Nominee	Mr. O’Brien has served as a member of our Board of Directors since November 2005. Mr. O’Brien served as a Director and Chief Executive Officer of Enterasys Networks, Inc. from April 2002 until February 2005, and as Executive Chairman from February 2005 until March 2006. Mr. O’Brien served as a director of Brocade Communication Systems, Inc. from August 2004 until January 2005. Prior to his service with Enterasys, Mr. O’Brien held several senior management positions in the United States and globally with PricewaterhouseCoopers. Mr. O’Brien is 62.

If for any reason Messrs. Armen or O’Brien becomes unavailable for election, the persons designated in the proxy card may vote the shares represented by proxy for the election of a substitute nominated by the Board of Directors. Messrs. Armen and O’Brien have each consented to serve as a director if elected, and we currently have no reason to believe that either of them will be unable to serve.

The two people receiving the greatest number of votes cast will be elected as Class III directors. We will not count votes withheld or broker non-votes when we tabulate votes cast for the election of a director.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MR. ARMEN AND MR. O’BRIEN AS CLASS III DIRECTORS.

DIRECTORS

Background Information About Our Other Directors

Each of our directors serves for a three year term. The terms of our Class I and Class II directors will continue following the meeting, and will expire in 2008 (Class I) and 2009 (Class II). Brief biographies of these directors, as of March 30, 2007, follow. You will find information about their holdings of common stock on page 25.

John E. Abele Class II Director	Mr. Abele has served as a member of our Board of Directors since April 2005. Mr. Abele is the Founding Chairman of Boston Scientific Corporation, a worldwide developer of medical devices. Mr. Abele is also the owner of the Kingbridge Centre and Institute, a 120-room conference center in Ontario that provides special services and research to businesses, academia, and government. Mr. Abele is the Chairman of the Board of FIRST (For Inspiration and Recognition of Science and Technology) Foundation and is also a member of numerous not-for-profit boards. Mr. Abele received a B.A. degree from Amherst College. Mr. Abele is 70.

Noubar B. Afeyan Class I Director	Mr. Afeyan has served as a member of our Board of Directors since 1998. In 1999 Mr. Afeyan founded Flagship Ventures, a venture capital firm, where he has served as Managing Partner and, since 2002, as Chief Executive Officer. Mr. Afeyan is also a Senior Lecturer at the Massachusetts Institute of Technology’s Sloan School of Management and the Biological Engineering Division. Mr. Afeyan is a director of Antigenics, Inc. Mr. Afeyan received a B.S. in chemical engineering from McGill University and a Ph.D. in biochemical engineering from the Massachusetts Institute of Technology. Mr. Afeyan is 44.

Elisabeth Allison Class II Director	Ms. Allison has served as a member of our Board of Directors since 2002 and has been our Chairperson since January 2007 and prior to that served as our Lead Director since November 2005. Since 1995, Ms. Allison has been a senior partner in ANZI Ltd. and has also served as the chief business advisor and negotiator for the Harvard Medical School in its publishing and media ventures. Ms. Allison has served on the boards of three mutual funds of the Capital Research and Management Corporation since 1991. She has served as a director of Clear Path, LLC since 2005. Ms. Allison received an A.B. from Harvard College and a Ph.D. in Business Economics from the Harvard Business School and the Harvard Economics Department. Ms. Allison is 61.

Michael Hawley Class I Director	Mr. Hawley has served as a member of our Board of Directors since 1998. Mr. Hawley is a director of Eastman Kodak Company. Mr. Hawley was Director of Special Projects at MIT until 2005 and visiting Director of the FedEx Institute of Technology at the University of Memphis in 2006. Mr. Hawley served as The Alex W. Dreyfoos Assistant Professor of Media Technology at the Massachusetts Institute of Technology Media Lab from 1993 to 2003. Mr. Hawley holds a B.S./B.A. degree in music and computer science from Yale University and received a Ph.D. in Media Technology from the Massachusetts Institute of Technology. Mr. Hawley is 45.

George G. Mueller Class III Director	Mr. Mueller co-founded Color Kinetics in 1997 and has served as a member of our Board of Directors since inception. From inception to December of 2006, Mr. Mueller served as our Chairman. From 1997 until July 2005, Mr. Mueller served as our Chief Executive Officer and, from 1997 until September 2001, Mr. Mueller also served as our President. Mr. Mueller is named as an inventor on 26 U.S. and international patents relating to our technology. Mr. Mueller received dual undergraduate degrees in electrical and computer engineering and a minor in fine art from Carnegie Mellon University, and completed courses in the Graduate School of Industrial Administration. Mr. Mueller is 36. Mr. Mueller has advised us that, due to other commitments, he does not intend to stand for re-election and accordingly will resign as a director at the completion of his term, effective at the 2007 annual meeting of stockholders.

James F. O’Connor Class I Director	Mr. O’Connor has served as a member of our Board of Directors since June 2004. Since 1998, Mr. O’Connor has been a Managing Director and Chief Executive Officer of The Chartwell Company, a merchant and investment banking firm. Mr. O’Connor is a certified public accountant. Mr. O’Connor received a B.S. from Boston College and was a Rotary International Foundation Fellow at the Swiss School of Economics. Mr. O’Connor is 66.

William J. Sims Class II Director	Mr. Sims has served as our President and Chief Executive Officer since July 2005, and has served as a member of our Board of Directors since September 2001. He served as our President and Chief Operating Officer from September 2001 until July 2005. From 2000 to 2001, Mr. Sims served as President and Chief Executive Officer of e-SIM Inc.’s Live Manuals division. Mr. Sims earned a B.A. in biological sciences from California State University, Fullerton. Mr. Sims is 47.

Independent Directors

A majority of our directors qualify as independent directors under the rules of The NASDAQ Stock Market. Our Board of Directors has determined that our independent directors are Ms. Allison, Mr. Abele, Mr. Afeyan, Mr. Armen, Mr. Hawley, Mr. O’Brien and Mr. O’Connor. On a regular basis, generally prior to each regularly scheduled meeting of the Board of Directors, the independent directors meet in sessions at which only the independent directors are present.

Meetings and Committees of the Board of Directors

Our Board of Directors met in person or by telephone ten times and acted by unanimous written consent two times during the year ended December 31, 2006. During the year ended December 31, 2006, each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which such director served (in each case including only those meetings held during the period for which such person was a director or committee member), except for Mr. Mueller, who attended 70% of the total number of such meetings.

Policy Regarding Board Attendance

Our directors are expected to attend meetings of the Board and meetings of committees on which they serve. Our directors are expected to spend the time needed at each meeting and to meet as frequently as necessary to properly discharge their responsibilities. We encourage members of our Board of Directors to attend annual meetings of stockholders, but we do not have a formal policy requiring them to do so. Last year, three of the nine individuals then serving as directors attended the annual meeting in person.

Board Committees

Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. All members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee meet the applicable independence requirements of The NASDAQ Stock Market for the committees on which they serve.

The membership of each committee of our Board is as follows:

Audit Committee:	Nominating and Corporate Governance Committee:	Compensation Committee:
James F. O’Connor, Chair	John E. Abele, Chair	Noubar B. Afeyan, Chair
Elisabeth Allison	Michael Hawley	Garo H. Armen
William K. O’Brien	Elisabeth Allison	William K. O’Brien

Audit Committee

The current members of our Audit Committee are Mr. O’Connor, Chair, Ms. Allison, and Mr. O’Brien. The Audit Committee met ten times and acted by unanimous written consent one time during the year ended December 31, 2006. We believe that each of the members of the Audit Committee is financially sophisticated and is able to read and understand our consolidated financial statements. Our Board of Directors has determined that each of James F. O’Connor and William K. O’Brien is an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K and is independent within the meaning of the rules of The NASDAQ Stock Market. The Audit Committee assists our Board of Directors in its oversight of:

•	a review of the adequacy of our internal controls, policies and procedures;

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements, including all quarterly and annual reports on Form 10-Q and Form 10-K;

•	the independent auditors’ qualifications and independence; and

•	the performance of our independent auditors.

Our Audit Committee has direct responsibility for the appointment, compensation, retention and oversight of our independent auditors, Deloitte & Touche LLP. The Audit Committee has established policies and procedures that require pre-approval by the Audit Committee of all audit services and all permissible non-audit services provided by our independent auditors. Our Board of Directors has adopted a charter for the Audit Committee which is posted on the “Corporate” — “Investor Info” — “Corporate Governance” section of our website at www.colorkinetics.com.

Our Audit Committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. These procedures are set forth in our Code of Ethics which is posted on the “Corporate” — “Investor Info” — “Corporate Governance” section of our website at www.colorkinetics.com.

Nominating and Corporate Governance Committee

The current members of our Nominating and Corporate Governance Committee are Mr. Abele, Chair, Ms. Allison, and Mr. Hawley. Our Nominating and Corporate Governance Committee acted by unanimous written consent one time during the year ended December 31, 2006. The Nominating and Corporate Governance Committee is responsible for:

•	identifying individuals qualified to become Board members;

•	recommending to the Board the persons to be nominated for election to the Board;

•	developing and recommending to the Board corporate governance principles; and

•	overseeing a periodic self-evaluation of the Board.

Our Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee which is posted on the “Corporate” — “Investor Info” — “Corporate Governance” section of our website at www.colorkinetics.com.

Director Candidates and Selection Process

The Nominating and Corporate Governance Committee, in consultation with our Chief Executive Officer and Chairperson of the Board, identifies and reviews candidates to fill open positions on the Board, including positions arising as a result of the removal, resignation or retirement of any director, an increase in the size of the Board or otherwise, and recommends to our full Board candidates for nomination for election to the Board. In recommending new directors, the Nominating and Corporate Governance Committee considers any requirements of applicable law or listing standards, a candidate’s strength of character, judgment, business experience and specific area of expertise, factors relating to the composition of the Board (including its size and structure), principles of diversity, and such other factors as the Nominating and Corporate Governance Committee deems to be appropriate.

The Nominating and Corporate Governance Committee reviews from time to time the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, sales, financial reporting and other areas that contribute to an effective Board.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to Nominating and Corporate Governance Committee, c/o Secretary, Color Kinetics Incorporated, 10 Milk Street, Suite 1100, Boston, Massachusetts 02108. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy card for the next annual meeting. Any recommendation of a potential director nominee should also include a statement signed by the proposed nominee expressing a willingness to serve on our Board if elected. As part of this responsibility, the Nominating and Corporate Governance Committee is responsible for conducting, subject to applicable law, any and all inquiries into the background and qualifications of any candidate for the Board and such candidate’s compliance with the independence and other qualification requirements established by the Nominating and Corporate Governance Committee or imposed by applicable law or listing standards.

Compensation Committee

The current members of our Compensation Committee are Mr. Afeyan, Chair, Mr. Armen, and Mr. O’Brien. The Compensation Committee met eleven times during the year ended December 31, 2006. The Compensation Committee is responsible for:

•	determining or making recommendations to the Board of Directors regarding the compensation and benefits of our executive officers;

•	reviewing and making recommendations to the Board of Directors regarding employee compensation and benefit plans and programs; and

•	administering the 1998 Stock Incentive Plan, the 2004 Stock Incentive Plan (the “2004 Plan”) and the 2004 Employee Stock Purchase Plan.

Our Board of Directors adopted a charter for the Compensation Committee which is posted on the “Corporate” — “Investor Info” — “Corporate Governance” section of our website at www.colorkinetics.com.

Our Compensation Committee, in consultation with our Board of Directors, has final authority for determining executive officer compensation. Our full Board of Directors has final authority for determining board compensation.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during the year ended December 31, 2006 has ever been one of our employees, or had any relationship requiring disclosure herein pursuant to Item 404 of Regulation S-K (See “Transactions with Related Persons, Promoters and Certain Control Persons”). During 2006, none of our executive officers served as a director or member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee or Board of Directors.

Communications with our Board of Directors

Stockholders wishing to communicate with our Board should send correspondence to the attention of Chairperson of the Nominating and Corporate Governance Committee, c/o Color Kinetics Incorporated, 10 Milk Street, Suite 1100, Boston, Massachusetts 02108, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder and the number of shares held. The Chairperson of the Nominating and Corporate Governance Committee will review all correspondence confirmed to be from stockholders and decide whether or not to forward the correspondence or a summary of the correspondence to the Board or a committee of the Board. The Chairperson of the Nominating and Corporate Governance Committee will review all stockholder correspondence, but the decision to relay that correspondence to the Board or a committee will rest entirely within his or her discretion. Our Board believes that this process will suffice to handle the relatively low volume of communications we have historically received from our stockholders. If the volume of communications increases such that this process becomes burdensome to the Chairperson of the Nominating and Corporate Governance Committee, our Board may elect to adopt more elaborate screening procedures.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors and employees, including our chief executive officer, chief financial officer and other executive officers. Our Code of Ethics includes provisions covering conflicts of interest, business gifts and entertainment, outside activities, compliance with laws and regulations, insider trading practices, antitrust laws, payments to government personnel, bribes or kickbacks, corporate record keeping, accounting records, the reporting of illegal or unethical behavior and the reporting of accounting concerns. Any waiver of any provision of the Code of Ethics granted to an executive officer or director may only be made by the Board of Directors. The Code of Ethics is posted on the “Corporate” — “Investor Info” — “Corporate Governance” section of our website at www.colorkinetics.com.

COMPENSATION OF OUR EXECUTIVE OFFICERS AND DIRECTORS

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This compensation discussion and analysis describes the material elements of compensation awarded to each of our four executive officers who are identified in the Summary Compensation Table on page 15 (the “named executive officers”). This compensation discussion and analysis focuses on the information contained in the following tables and related footnotes and narrative primarily for 2006. We also describe certain compensation actions taken during 2007 prior to the date of this proxy statement to the extent it enhances the understanding of our executive compensation disclosure for 2006. This compensation discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of Color Kinetics’ compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Color Kinetics specifically cautions investors not to apply these statements to other contexts.

The Compensation Committee of our Board of Directors (the “Committee”), which is comprised entirely of non-employee directors, each of whom our Board of Directors has determined is independent within the meaning of the rules of The Nasdaq Stock Market LLC, met 11 times in fiscal 2006. At certain of these meetings, representatives of DolmatConnell & Partners, Inc. (“Dolmat”), the Committee’s independent compensation advisor, were present.

Objectives of Our Compensation Program

Our compensation program is designed to attract, motivate and retain key executives and to reward them, in the short and long term, for exceptional service to Color Kinetics and for meeting and exceeding Company-wide goals and, in the case of our named executive officers other than our Chief Executive Officer, individual goals. We aim to provide each of our named executive officers with compensation that will be competitive with that provided by a group of peer companies that we regard as comparable to Color Kinetics, assuming that our performance and that of the executive meet specified goals. As a result, the total compensation paid to named executive officers is targeted to be an amount which approximates the 50th percentile of total compensation paid to comparable executive officers at comparable companies.

Independent Compensation Consultant

Since 2005, the total compensation paid to the named executive officers has been determined in part based on incentive strategy reviews prepared at our request by Dolmat. We first retained Dolmat in 2005 to help our Board of Directors update our long-term incentive strategy in light of mandated stock option expensing. We continue to retain Dolmat to help the Committee establish appropriate industry compensation benchmarks and to determine appropriate compensation for the named executive officers.

Each year, Dolmat helps the Committee select a group of comparable companies to use for benchmarking Company executive compensation. For fiscal 2006, Dolmat compiled the following “peer group” of companies: Bel Fuse Inc., Helix Technology Corporation, II-VI Incorporated, LeCroy Corporation, Metrologic Instruments, Inc., MRO Software, Inc., PAR Technology Corporation, SeaChange International, Inc., Sonus Networks, Inc., and Vicor Corporation. Dolmat selected these companies in part due to the Committee’s request for a peer group comprised of public technology firms in the northeastern United States with revenues of approximately $150 to $200 million per year.

For fiscal 2007, Dolmat compiled the following new peer group of companies: Napco Security Systems Inc., Lasercard Corp., Numerex Corp., Digital Angel Corp., Occam Networks Inc., Endwave Corp., KVH Industries Inc., SpectraLink Corp., EFJ Inc., Carrier Access Corp., RAE Systems Inc., Rimage Corp., PCTEL Inc., ActivCard Corp., Stratasys Inc., International Displayworks Inc., OYO Geospace Corp., Sirenza Microdevices Inc., DTC Inc., Oplink Communications Inc., Acme Packet Inc. and Sycamore Networks, Inc. These companies were selected by Dolmat based on a number of factors that in Dolmat’s opinion were appropriate for comparison to Color Kinetics, including market capitalization, growth rate and revenue. Based on Dolmat’s recommendation, the Committee uses this new peer group for benchmarking our executive compensation for fiscal 2007 because the Committee believes these companies more closely resemble our profile with respect to the above factors than the peer group used in 2006.

With regard to compensation of our named executive officers, the Committee determines the scope of Dolmat’s assignments and Dolmat reports exclusively to the Committee. To date, Dolmat has provided the Committee with reports and analysis regarding peer group compensation data and has provided recommendations regarding Color Kinetics’ compensation program and compensation level changes.

Elements of Our Compensation Program

Each of our executive officers is paid a base salary, is eligible annually to receive short-term incentive compensation in the form of a cash bonus under our non-equity incentive plan, which we refer to as our Senior Management Bonus Plan, and is eligible annually to receive long-term incentive compensation in the form of a stock option grant. The total compensation of each named executive officer based on these elements is designed to be competitive with that of executives serving in a comparable capacity at the peer group companies, as well as to align the executive’s incentives with the long-term interests of our stockholders. The Committee does not look to assign a fixed weighting to any individual element of compensation for all executive officers, as it believes that each element of compensation for each named executive officer must be tailored to meet the competitive characteristics applicable to the executive’s experience and expected contributions, as well as the performance of the business as a whole.

The base salary, short-term incentive compensation and long-term incentive compensation of each of our named executive officers is reviewed and determined annually by the Committee and, in the case of our Chief Executive Officer, is also approved by our Board of Directors. In the case of our named executive officers other than Mr. Sims and Mr. Morgan, their total compensation for 2006 was determined in December 2005. In the case of Mr. Sims, our Chief Executive Officer, his annual compensation review that ordinarily would have taken place in December 2005 was delayed until August 2006 due to Mr. Sims’ promotion to the position of Chief Executive Officer in 2005, as described under “Chief Executive Officer Compensation” on page 13. In the case of Mr. Morgan, his compensation as an executive officer was reviewed and determined by the Committee when he was promoted to the position of Chief Technology Officer in April 2006.

Base Salaries

We pay our named executive officers a base salary to provide them with a fixed amount of cash compensation that is commensurate to their roles as executive officers of a public company. The amount of each named executive officer’s base salary is based primarily on peer group data but is also dependent on individual job responsibilities, performance and experience as well as our financial performance.

Short-term Non-Equity Incentive Compensation

In addition to his base salary, each named executive officer is eligible to receive short-term incentive compensation to reward him for his and our performance in the most recent fiscal year, in the form of a cash bonus, payable after the end of the fiscal year. Our Senior Management Bonus Plan for the named executive officers and other officers are intended to compensate the executives for their contribution to our achieving our annual financial goals and, in the case of our executive officers other than our Chief Executive Officer, for their success in meeting individual performance objectives.

The Committee designed the named executive officers’ Senior Management Bonus Plan to ensure that each named executive officer’s interests are aligned with those of our stockholders and that the named executive officers are provided incentives to maximize their efforts throughout the fiscal year. At the start of the fiscal year, the Committee determines a target bonus amount for each named executive officer equal to a percent of his base salary for that year. The Chief Executive Officer’s target bonus is also approved by the Board of Directors.

For fiscal 2006, the individual target bonuses for the named executive officers ranged from 25.0% to 78.5% of base salary. For fiscal year 2007, the individual target bonuses for the named executive officers will range from 45.0% to 78.5% of base salary. The target bonus amounts for each of the named executive officers for fiscal 2006 and 2007 are as follows:

	Fiscal 2006	Fiscal 2007

William J. Sims	$275,000	$275,000
David K. Johnson	$100,000	$120,000
Frederick K. Morgan	$68,250	$99,000
Ihor A. Lys	$52,500	$135,000

Target bonus amounts for fiscal 2007 are estimates, as these are based on base salaries for each named executive officer as of the date of this proxy statement.

Payment of the target bonus is dependent on whether, and the extent to which, the following three separate goals are met, the first two of which are based on key financial measurements:

•	achievement of an adjusted operating income goal for the applicable fiscal year, as set forth in our Adjusted Operating Plan for that year (the “AOI Goal”),

•	achievement of a revenue goal for the applicable fiscal year (the “Revenue Goal”), and

•	in the case of each named executive officer other than our Chief Executive Officer, achievement of individual goals and objectives (the “MBO Goal”).

In the case of the AOI Goal, adjusted operating income is calculated based on our earnings before interest, taxes, litigation expenses and Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments,” expenses. The Committee believes that using this adjusted operating income formula is more appropriate for purposes of compensating our named executive officers than the operating income reflected in our financial reports because items such as interest income, litigation expenses, and SFAS No. 123R expenses can be difficult to predict and can unfairly distort our financial picture for these purposes.

The AOI Goal and the Revenue Goal are set at levels that are intended to reward the named executive officers for achieving results that exceed our expectations. The Committee believes that in order to provide for an appropriate incentive effect, the goals should be such that in order to achieve 100% of the goal the performance for that year must be significantly greater than the prior year’s actual performance.

The extent to which a named executive officer has met his MBO Goals is determined by the Committee, based upon recommendations from the Chief Executive Officer. Our Board of Directors believes that Color Kinetics’ financial performance is the best measurement to use in establishing the short-term non-equity compensation of Mr. Sims, our Chief Executive Officer, and therefore the short-term non-equity incentive portion of his total compensation is based upon the degree to which the AOI and Revenue Goals are achieved, and does not include an MBO Goal.

The weighting of the foregoing goals, that is, the percentage of the total target bonus payable to the named executive officer that was or will be attributable to each goal, for 2006 and 2007, is as follows:

	Fiscal 2006			Fiscal 2007
	(Percent of Target Payment)			(Percent of Target Payment)
	AOI Goal	Revenue Goal	MBO Goal	AOI Goal	Revenue Goal	MBO Goal

William J. Sims	40%	60%	—	40%	60%	—
David K. Johnson	40%	50%	10%	40%	50%	10%
Frederick K. Morgan	40%	40%	20%	40%	40%	20%
Ihor A. Lys	40%	40%	20%	20%	20%	60%

Under the Senior Management Bonus Plan for the named executive officers, if the minimum threshold level of a particular goal is not met, as described below, the named executive officer will receive no payment for the portion of the target bonus that is based on that goal. Conversely, if the threshold of a particular goal is exceeded, the named executive officer may receive a payment amount that exceeds his target bonus.

In the case of each of our executive officers in fiscal 2006, achievement of at least 90% of the AOI Goal was required for payment of the portion of his bonus that was based on attainment of the AOI Goal. The percent of payment was based on a straight line linear scale and was equivalent to the percent of the AOI Goal achieved, with a maximum cap of 110%. Achievement of at least 85% of the Revenue Goal was required for payment of the portion of his bonus that was based on attainment of the Revenue Goal. The percent of payment was based on a straight line linear scale and was equivalent to the percent of the Revenue Goal achieved, with no maximum cap. In the case of each of our executive officers in fiscal 2006 other than our Chief Executive Officer, achievement of at least 80% of his MBO Goal was required for payment of the portion of his bonus that was based on attainment of the MBO Goal. The percent of payment was based on a straight line linear scale and was equivalent to the percent of the MBO Goal achieved, with a maximum cap of 120%.

For fiscal 2006, Messrs. Sims, Johnson, Lys and Morgan earned cash payments of $143,550, $54,200, $28,770 and $37,401, respectively, under the terms of the Senior Management Bonus Plan. In addition, on February 6, 2007, the Board of Directors approved an additional discretionary cash bonus for each of Messrs. Sims, Johnson, Lys and Morgan in the amounts of $140,450, $39,300, $20,370 and $26,481, respectively. For fiscal 2006, we exceeded our minimum Revenue Goal under the Senior Management Bonus Plan, but we did not achieve our minimum AOI Goal. As a result, the bonuses earned under the terms of the Senior Management Bonus Plan for fiscal 2006 were significantly below the target levels. The Committee determined that bonus payments in these amounts would not adequately compensate our named executive officers for their performance and achievements during fiscal 2006, which included achieving significantly increased revenue and AOI results, a Company stockholder return of 48% (compared to 10% for the Nasdaq and 16% for the S&P 500), and the successful completion of a secondary public offering in November 2006. Accordingly, the Board of Directors, following the recommendation of the Committee and Dolmat, awarded the named executive officers the additional discretionary cash bonuses. In the case of our named executive officers other than our Chief Executive Officer, these discretionary cash bonuses added together with their payments made under the Senior Management Bonus Plan resulted in total payments to them equal to the amounts they would have received for achieving their respective percentages of their MBO Goals plus 92% of each of their AOI Goal and Revenue Goal targets. In the case of our Chief Executive Officer, the discretionary cash bonus added together with payments to him made under the Senior Management Bonus Plan resulted in total payments equal to the amount he would have received for achieving 92% of each of his AOI Goal and Revenue Goal targets, plus an additional amount of $31,000 to cover certain of his commuting expenses incurred in 2006.

In order to place greater emphasis on revenue growth as a corporate goal, the Committee determined that for 2007 the respective thresholds will be as follows. In the case of each of our executive officers, achievement of at least 85% of the AOI Goal is required for payment of the portion of his bonus that is based on attainment of the AOI Goal. The percent of payment is based on the percent of the AOI Goal achieved, beginning at 25% if we achieve at least 85% of the AOI Goal and increasing according to the percent achieved to up to a maximum cap of 110% if we achieve 110% or more of the AOI Goal. Achievement of at least 91% of the Revenue Goal is required for payment of the portion of his bonus that is based on attainment of the Revenue Goal. The percent of payment is based on the percent of the Revenue Goal achieved, beginning at 70% if we achieve at least 91% of the Revenue Goal and increasing according to the percent achieved to up to a maximum cap of 250% if we achieve 113% or more of the Revenue Goal. In the case of each of our executive officers in fiscal 2007 other than our Chief Executive Officer, achievement of at least 80% of his MBO Goal is required for payment of the portion of his bonus that is based on attainment of his MBO Goal. The percent of payment is based on a straight line linear scale and is equivalent to the percent of the MBO Goal achieved, with a maximum cap of 120%.

Long-term Equity-based Incentive Compensation

As part of their total annual compensation, the named executive officers are eligible to receive awards of long-term incentive compensation in the form of stock options granted under our 2004 Plan. These stock option grants, which generally vest over a four-year period, are designed to reward outstanding performance by our named executive officers that contributes to increases in our stock price and encourage creation of long-term value for our stockholders, as well as to enhance key employee retention.

Since 2005, we have commissioned Dolmat to review the equity incentive plans of our peer group companies and provide a range of suggested stock option grants for each named executive officer. After this review, each year the Chief Executive Officer recommends a stock option grant for each named executive officer (other than himself) based on the range provided by Dolmat and the named executive officer’s performance for the previous year. The grants are then reviewed and approved by the Committee. The

Committee determines the stock option grant for the Chief Executive Officer based on the range provided by Dolmat and the Chief Executive Officer’s performance for the previous year.

Awards under our 2004 Plan typically are made on an annual basis, shortly before or shortly after the end of each fiscal year. The Committee granted stock option awards to our executive officers in December 2005 and again in January 2007. As a result, the tables below reflect no routine annual stock option awards for the named executive officers during 2006. However, in August 2006, as part of an overall review of Mr. Sims compensation and of his performance described under “Chief Executive Officer Compensation” on page 13, the Board of Directors granted Mr. Sims a stock option to purchase 125,000 shares of common stock. The options granted to each named executive officer in January 2007 are reflected in the footnote to the tables labeled “Grants of Plan-Based Awards for 2006” below. All stock options granted to named executive officers vest over four years with 25% of the shares vesting on the first anniversary of the date of hire or date of grant and then at the rate of 6.25% per quarter thereafter and continuing until fully vested. In addition, all options granted to our executive officers from and after October 25, 2005 fully vest upon a change of control of Color Kinetics, provided that the executive is an employee of Color Kinetics at the time of the change of control. Options granted to our executive officers prior to October 25, 2005 provide for twelve months’ acceleration of vesting upon a change in control of Color Kinetics, provided that the executive is an employee of Color Kinetics at the time of the change of control.

Role of Executive Officers in Establishing Compensation

With regard to the portion of the target bonus relative to the MBO Goal for each executive officer (other than the Chief Executive Officer) under the Senior Management Bonus Plan, the Chief Executive Officer works with the executive officer to develop the proposed goals underlying the MBO target payment, and recommends an MBO Goal for each executive officer to the Committee. Each MBO target payment is then reviewed and approved by the Committee as part of the overall bonus target for each such executive officer. The executive officers are not otherwise involved in the process of establishing their own annual compensation.

Chief Executive Officer Compensation

Mr. Sims’s compensation is reviewed annually by the Committee and is based on his overall performance and peer group data. However, his annual compensation review that ordinarily would have taken place in December 2005 was delayed until August 2006 due to Mr. Sims’ promotion to the position of Chief Executive Officer in July 2005. In August 2006, the Committee reviewed Mr. Sims’ total compensation and, based in part upon the information gathered by Dolmat, determined that Mr. Sims’ base salary compensation was at the 50th percentile based on peer group data, and that his total compensation was between the 50th and 75th percentile of total compensation paid to comparable executive officers in the peer group. The Committee determined, based on its review of peer group compensation data, that Mr. Sims should receive above average long-term compensation in the form of equity grants. The Committee also determined that for 2006, a higher percentage of Mr. Sims’ total compensation should take the form of short-term incentive compensation. Accordingly, the Committee kept Mr. Sims’s base salary at $350,000 for fiscal 2006 and increased his target bonus under his Senior Management Bonus Plan from 69.0% to 78.5% of his base salary and also granted Mr. Sims a stock option to purchase 125,000 shares of our common stock. For fiscal 2006, Mr. Sims received a bonus of $143,550 under the Senior Management Bonus Plan and an additional discretionary cash bonus in the amount of $140,450, as discussed above under “Short-term Non-Equity Incentive Compensation.” The Board of Directors expects to review Mr. Sims’ compensation next at the end of 2007 at the same time as the annual review of the other named executive officers.

Timing of Equity Grants

In accordance with the Committee’s practice, the effective grant date for all equity awards to our named executive officers is the date they are approved by the Committee. All stock option grants to named executive officers are granted with an exercise price equal to or above the fair market value of the underlying stock on the date of grant. The Committee does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, Color Kinetics does not time the release of material nonpublic information based on equity award grant dates.

Stock Ownership Guidelines

The board of directors has adopted stock ownership guidelines to align our executive officers’ interests with those of our stockholders. The guidelines provide that our Chief Executive Officer should own at least that number of shares of common stock of Color Kinetics valued at 200% of his base salary, that each executive officer should own at least that number of shares of common stock of Color Kinetics valued at 100% of such executive officer’s base salary, and that each of our directors should own at least that number of shares of common stock of Color Kinetics valued at 200% of such director’s annual cash retainer. The guidelines provide that these stock ownership levels should be achieved by August 2010. We also have an insider trading policy which, among other things, prohibits employees from hedging the economic risk of their ownership.

Perquisites and Other Benefits

Our named executive officers receive health and welfare benefits under the same programs and subject to the same terms and conditions as are available to our employees generally. Our U.S. employees receive medical, dental and vision benefits. Our named executive officers also have the same 401(k) eligibility as our other employees. Named executive officers may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the 401(k) plan. We also make matching or additional contributions to the 401(k) plan in amounts determined annually by our Board of Directors.

Section 162(m) of the Internal Revenue Code

The Securities and Exchange Commission requires that we comment in this report upon our policy with respect to Section 162(m) of the Internal Revenue Code, which limits our tax deduction for compensation in excess of $1.0 million paid to our chief executive officer and our four other most highly compensated executive officers at the end of any fiscal year unless the compensation qualifies as “performance-based compensation.” Historically, none of our executive officers has received annual compensation in an amount that would be subject to limitation under Section 162(m). The compensation committee’s policy with respect to Section 162(m) is to make a reasonable effort to cause compensation to be deductible by our company while simultaneously providing our executive officers with appropriate rewards for their performance.

Compensation Committee Report

The following is a report of the Compensation Committee describing its review of the Compensation Discussion and Analysis

The Compensation Committee has met and held discussions with management regarding the Compensation Discussion and Analysis. Based on the above-mentioned reviews and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included herein.

Noubar B. Afeyan, Chair
Garo H. Armen
William K. O’Brien

Summary Compensation Table for 2006

The following table sets forth certain information concerning the compensation that we paid each of our named executive officers during the fiscal year ended December 31, 2006.

					Non-Equity
				Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)

William J. Sims,	2006	350,000	140,450	587,464	143,550	6,855	1,228,319
President and Chief Executive Officer
David K. Johnson,	2006	200,000	39,300	173,266	54,200	5,220	471,986
Senior Vice President and Chief Financial Officer
Frederick K. Morgan,	2006	192,500	26,481	162,603	37,401	5,024	424,009
Chief Technology Officer
Ihor A. Lys, Ph.D.,	2006	210,000	20,370	109,349	28,770	5,481	373,970
Chief Scientist

(1)	Amounts consist of discretionary cash bonuses paid to each named executive officer for services rendered in fiscal year 2006.

(2)	Amounts shown do not reflect compensation actually received by the Named Executive Officer. The amounts shown represent expense recognized in the 2006 Consolidated Financial Statements in accordance with SFAS 123R, except that we have disregarded any estimate of future forfeitures related to service-based vesting conditions with respect to such option awards. There were no actual forfeitures of stock options by any Named Executive Officers in 2006 and we have used the modified prospective method for calculating the expense amounts shown. The weighted average assumptions used to calculate the expense amounts shown for stock options granted in 2006 are set forth in Note 2 to the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2006. Key assumptions include: risk-free interest rate, expected stock price volatility, expected dividend yield and expected life of the option in years. The weighted average assumptions used to calculate the expense amounts shown for stock options granted in years prior to the adoption of SFAS 123R are disclosed in Note 2 to our consolidated financial statements included in our annual reports on Form 10-K for each of the years ended December 31, 2004 and 2005.

The assumptions for each option grant reflected in the table above are as follows:

		Risk Free		Expected Life
Name of Grantee	Grant Date	Interest Rate %	Volatility	in Years

William J. Sims	12/16/2004	3.56	0.6897	4.00
William J. Sims	10/25/2005	4.38	0.6333	4.00
William J. Sims	8/2/2006	4.89	0.6258	4.42
David K. Johnson	12/16/2004	3.56	0.6897	4.00
David K. Johnson	12/15/2005	4.38	0.6333	4.00
Frederick K. Morgan	12/16/2004	3.56	0.6897	4.00
Frederick K. Morgan	12/15/2005	4.38	0.6333	4.00
Ihor Lys	12/16/2004	3.56	0.6897	4.00

The expected dividend yield used in the calculation of the above option grants was 0.00.

(3)	Amounts consist of cash incentive compensation awards earned for services rendered in 2006 and paid pursuant to our Senior Management Bonus Plan.

(4)	Represents amounts paid by Color Kinetics to each named executive officer as contributions under such officer’s 401(k) Plan during fiscal year 2006. In the case of Mr. Sims, also includes a $330 payment of the insurance premium for a term life insurance policy for the benefit of Mr. Sims during fiscal year 2006.

Grants of Plan-Based Awards for 2006

The following table sets forth information regarding grants of plan based awards made to our named executive officers during the fiscal year ended December 31, 2006.

								All Other
								Option Awards:
		Estimated Future Payouts						Number of		Grant Date
		Under Non-Equity						Securities	Exercise or	Fair Value of
		Incentive Plan Awards(1)						Underlying	Base Price of	Stock and
		Threshold		Target		Maximum		Options	Option Awards	Option
Name	Grant Date	($)		($)		($)		(#)(2)	($/Sh)	Awards(3)

William J. Sims	8/2/2006	N/A		N/A		N/A		125,000	16.90	$1,146,713
	N/A	99,000	(4)	110,000	(5)	121,000	(6)	N/A	N/A	N/A
	N/A	140,250	(7)	165,000	(8)	—	(9)	N/A	N/A	N/A
David K. Johnson	N/A	36,000	(4)	40,000	(5)	44,000	(6)	N/A	N/A	N/A
	N/A	42,500	(7)	50,000	(8)	—	(9)	N/A	N/A	N/A
	N/A	8,000	(10)	10,000	(11)	12,000	(12)	N/A	N/A	N/A
Frederick K. Morgan	N/A	24,570	(4)	27,300	(5)	30,030	(6)	N/A	N/A	N/A
	N/A	23,205	(7)	27,300	(8)	—	(9)	N/A	N/A	N/A
	N/A	10,920	(10)	13,650	(11)	16,380	(12)	N/A	N/A	N/A
Ihor A. Lys	N/A	18,900	(4)	21,000	(5)	23,100	(6)	N/A	N/A	N/A
	N/A	17,850	(7)	21,000	(8)	—	(9)	N/A	N/A	N/A
	N/A	8,400	(10)	10,500	(11)	12,600	(12)	N/A	N/A	N/A

(1)	Amounts shown are calculated based on cash incentive compensation awards granted in fiscal 2006 under our 2006 Senior Management Bonus Plan as described in “Compensation Discussion and Analysis — Elements of Our Compensation Program — Short-Term Non-Equity Compensation.” These amounts are based upon the executive’s 2006 base salary. Actual amounts earned by the named executive officer for 2006 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	Amount shown is the number of shares underlying the options granted to the named executive officer during fiscal year 2006.

On January 3, 2007, Messrs. Johnson, Lys and Morgan were granted options to purchase 25,000, 25,000, and 15,000 shares of Color Kinetics common stock, respectively. On January 8, 2007, Mr. Lys was granted an option to purchase 15,000 shares of Color Kinetics common stock.

All of the stock options vest over four years with 25% of the shares vesting on the first anniversary of the date of grant and then at the rate of 6.25% per quarter thereafter and continuing until fully vested. All of the stock options provide for full vesting upon a change-in-control of Color Kinetics, provided that the holder is an employee of Color Kinetics at the time of the change-in-control. All of the stock options will expire ten years from the date of grant.

(3)	Amount shown does not reflect compensation actually received by the named executive officer. The amount shown represents the aggregate fair value of stock options as of the date of grant calculated in accordance with SFAS 123R. The assumptions used to calculate the grant date fair value amount shown are as follows: risk-free interest rate is 4.89%; expected stock price volatility is 0.6258; expected dividend yield is 0.00 and expected life of the option is 4.42 years. For a further discussion of these assumptions please see Note 2 to the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2006. The exercise price of stock options included in the table above equals the share price of our common stock on the grant date. However, the fair value shown above may not be indicative of the value realized on the date the option is exercised, if ever, due to variability in the share price of our common stock.

(4)	Amount shown is the threshold cash incentive compensation related to the AOI Goal portion of the award granted to the named executive officer in fiscal 2006.

(5)	Amount shown is the targeted cash incentive compensation related to the AOI Goal portion of the award granted to the named executive officer in fiscal 2006.

(6)	Amount shown is the maximum cash incentive compensation related to the AOI Goal portion of the award granted to the named executive officer in fiscal 2006.

(7)	Amount shown is the threshold cash incentive compensation related to the Revenue Goal portion of the award granted to the named executive officer in fiscal 2006.

(8)	Amount shown is the targeted cash incentive compensation related to the Revenue Goal portion of the award granted to the named executive officer in fiscal 2006.

(9)	There is no maximum payout amount for the Revenue Goal portion of the executive’s 2006 Senior Management Bonus Plan.

(10)	Amount shown is the threshold cash incentive compensation related to the MBO Goal portion of the award granted to the named executive officer in fiscal 2006.

(11)	Amount shown is the targeted cash incentive compensation related to the MBO Goal portion of the award granted to the named executive officer in fiscal 2006.

(12)	Amount shown is the maximum cash incentive compensation related to the MBO Goal portion of the award granted to the named executive officer in fiscal 2006.

Compensatory Agreements and Arrangements

In September 2001, we entered into a written agreement with William J. Sims pursuant to which he would serve as our President and Chief Operating Officer at an initial monthly salary of $25,000. The agreement also makes Mr. Sims eligible to receive an annual bonus of $200,000 based upon his individual performance and our success at meeting our annual operating objectives. Mr. Sims’ 2006 compensation is disclosed in “Compensation of Our Executive Officers and Directors” beginning on page 8. This agreement also provides Mr. Sims a life insurance benefit in the amount of $500,000. Under the agreement, Mr. Sims is entitled to participate in any employee benefit plan that we may offer. We are entitled to terminate our employment of Mr. Sims at any time.

In September 2001, we also entered into a severance agreement with Mr. Sims. Under this severance agreement, we are obligated to pay Mr. Sims severance payments in equal monthly installments for twelve months from the date of termination of his employment in an amount equal to his monthly base salary rate in effect immediately prior to the termination plus any COBRA premium payments, provided that Mr. Sims continues to satisfy all of his post-termination obligations, including any noncompetition, non-disclosure and non-solicitation obligations, if his employment terminates for any reason other than:

•	the death or disability of Mr. Sims;

•	for cause, which means any act of willful or gross insubordination, the commission of any act of disloyalty, gross negligence, dishonesty or breach of fiduciary duty, the material breach of any term of the severance agreement or any agreement with us, the commission of any crime or any act of fraud or embezzlement or misappropriation of any of our money or other assets or property, the disregard of, or the failure to follow our rules or policies or the commission of any other action that injures us, the commission of acts that would generate adverse publicity toward us, the conviction of a felony and any attempt by Mr. Sims to secure any improper personal profit in connection with our business;

•	Mr. Sims resigns other than for good reason, which means our failure to cure a material breach by us of any agreement with Mr. Sims within thirty days of receiving written notice of such breach, any material reduction in Mr. Sims’s authority or assigned responsibilities and any material reduction in base salary or targeted annual bonus opportunity; or

•	we cease operations for over one week.

Based on Mr. Sims’ base salary in effect on December 31, 2006, such payments would equal $29,166.66 monthly for twelve months if his employment was terminated on December 31, 2006 in the circumstances discussed immediately above.

In 2001, we entered into a severance agreement with each of Ihor A. Lys, our Chief Scientist; David K. Johnson, our Senior Vice President and Chief Financial Officer; and Frederick K. Morgan, our Chief Technology Officer. Under each of these severance agreements, we are obligated to pay the employee severance payments in equal monthly installments for four months from the date of termination of the employee’s employment in an amount equal to the employee’s monthly base salary rate in effect immediately prior to the termination, provided that the employee continues to satisfy all of his respective post-termination obligations, including any non-competition, non-disclosure and non-solicitation obligations, if his employment terminates for any reason other than:

•	the death or disability of the employee;

•	for cause, which means the failure or refusal by the employee to render services to us, the failure of the employee to perform adequately the duties of employment, the commission of any act of disloyalty, gross negligence, dishonesty or breach of fiduciary duty, the breach of any term of the severance agreement or any agreement with us, the commission of any crime or any act of fraud or embezzlement or misappropriation of any of our money or other assets or property, the disregard of, or the failure to follow our rules or policies or the commission of any other action that injures us, the commission of acts that would generate adverse publicity toward us, the conviction of a felony and any attempt by the employee to secure any improper personal profit in connection with our business;

•	the employee resigns; or

•	we cease operations for over one week.

Based on the base salary in effect on December 31, 2006 for each of Messrs. Johnson, Lys and Morgan, such payments would equal $16,666.67, $17,500.00, and $16,250 monthly for four months, respectively, if their employment was terminated on December 31, 2006 in the circumstances discussed immediately above.

The payment of severance as outlined above to each Messrs. Sims, Johnson, Lys and Morgan is conditioned on such individuals executing a release agreement which generally prevents such persons from disparaging or criticizing us. Moreover, each of Messrs. Sims, Johnson, Lys and Morgan are subject to non-competition and non-solicitation clauses extending one year after their employment terminates. The non-competition restriction generally prevents participation, directly or indirectly, in any business or activity which is in competition with us, which intends to compete with us, or which otherwise provides products or services similar to any products or services provided or proposed to be offered by us. The non-solicitation restrictions generally prevent hiring away our employees or diverting our business.

Outstanding Equity Awards at Fiscal Year-End for 2006

The following table provides certain information about outstanding stock options held by our named executive officers at December 31, 2006.

	Option Awards(1)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying		Option
	Unexercised Options	Unexercised Options		Exercise Price	Option
Name	(#) Exercisable	(#) Unexercisable		($)	Expiration Date

William J. Sims,	105,284	—		3.50	4/25/2012
President and CEO	12,500	3,125	(2)	3.50	2/12/2013
	41,653	23,438	(2)	6.76	1/28/2014
	50,000	50,000	(2)	16.10	12/16/2014
	39,062	85,938	(3)	14.23	10/25/2015
	—	125,000	(3)	16.90	8/2/2016
David K. Johnson,	13,142	—		0.24	12/16/2008
Senior Vice President and CFO	7,500	—		5.00	2/17/2010
	50,000	—		5.00	8/7/2011
	25,000	—		3.50	12/10/2012
	13,750	6,250	(2)	6.76	1/28/2014
	25,000	25,000	(2)	16.10	12/16/2014
	7,500	22,500	(3)	16.45	12/15/2015
Frederick K. Morgan,	12,000	—		6.00	5/9/2010
Chief Technology Officer	12,500	—		9.00	10/18/2010
	34,163	—		5.00	8/7/2011
	4,219	—		3.50	12/10/2012
	8,593	3,907	(2)	6.76	1/28/2014
	25,000	25,000	(2)	16.10	12/16/2014
	5,000	15,000	(2)	16.45	12/15/2015
Ihor A. Lys PhD,	25,000	25,000	(2)	16.10	12/16/2014
Chief Scientist

(1)	All of the stock options vest over four years with 25% of the shares vesting on the first anniversary of the date of grant or date of hire and then at the rate of 6.25% per quarter thereafter and continuing until fully vested. The date of grant of each option listed is the date which is ten years prior to the Option Expiration Date shown. Each stock grant has an exercise price equal to the fair market value per share of the common stock on the date of grant, as determined by our Board of Directors.

(2)	Stock option provides for 25% acceleration of vesting upon a change-in-control of Color Kinetics, provided that the holder is an employee of Color Kinetics at the time of the change-in-control.

(3)	Stock option provides for 100% vesting upon a change-in-control of Color Kinetics, provided that the holder is an employee of Color Kinetics at the time of the change-in-control.

Option Exercises and Stock Vested for 2006

The following table provides certain information about stock option exercises by our named executive officers during the year ended December 31, 2006.

	Option Awards
	Number of Shares	Value Realized on
	Acquired on	Exercise
Name	Exercise (#)	($)

William J Sims,	9,000	147,870	(1)
President and CEO	20,716	329,384	(2)
	34,375	546,563	(2)
	9,909	125,250	(2)
David K. Johnson,	18,608	356,529	(2)
Senior Vice President and CFO
Ihor A. Lys PhD,	50,000	720,000	(2)
Chief Scientist
Frederick K. Morgan,	556	7,539	(1)
Chief Technology Officer	2,439	33,073	(1)
	22,000	296,560	(1)
	3,337	48,053	(2)
	11,663	185,442	(2)

(1)	The value realized on exercise equals the difference between the option exercise price and the last reported sales price of the common stock on the date of exercise as reported by The Nasdaq Stock Market, multiplied by the number of shares for which the option was exercised.

(2)	Amount shown does not reflect amount actually received by the named executive officer. The value realized on exercise equals the difference between the option exercise price and the last reported sales price of the common stock on the date of exercise as reported by The Nasdaq Stock Market, multiplied by the number of shares for which the option was exercised. However, the shares acquired upon exercise were sold pursuant to our secondary offering in November 2006 at a per share sale price of $17.955, which amount is net of underwriting discounts and other fees associated with the secondary offering.

Director Compensation for 2006

The following table sets forth certain information concerning the compensation of our non-employee directors during the fiscal year ended December 31, 2006.

	Fees Earned				All Other
	or Paid		Stock Awards	Option Awards	Compensation		Total
Name	in Cash ($)(1)		($)(2)(3)	($)(3)(4)(5)	($)		($)

John E. Abele	21,165	(2)	—	76,324	N/A		97,489
Noubar B. Afeyan	25,000	(2)	—	27,235	N/A		52,235
Elisabeth Allison	27,815		N/A	27,182	N/A		54,997
Garo H. Armen	23,000		N/A	27,182	N/A		50,182
Michael Hawley	23,185		N/A	27,235	N/A		50,420
George G. Mueller	14,451		N/A	310,750	385,629	(6)	710,830
William K. O’Brien	27,747	(2)	—	82,254	N/A		110,001
James F. O’Connor	30,000		N/A	39,005	N/A		69,005

(1)	Includes all fees earned or paid in cash in 2006, all fees earned in 2006 but paid in form of shares of common stock in lieu of cash fees, and all fees earned in 2006 but deferred and credited into the director’s stock account under the 2005 Directors’ Deferred Compensation Plan (the “2005 Deferred Compensation Plan”). See “Compensation of Directors” on page 22.

(2)	All stock awards granted to non-employee directors during 2006 were granted under our 2004 Plan in lieu of fees earned in 2006 or pursuant to our 2005 Deferred Compensation Plan. All such shares were fully vested at the time of grant, and therefore there was no grant date fair value for such grants and we did not recognize any expenses relating to such grants in the 2006 Consolidated Financial Statements in accordance with SFAS 123R. In 2006, Color Kinetics issued 1,198 shares of common stock to John E. Abele in lieu of cash fees of approximately $21,148 earned by Mr. Abele in 2006, with the balance of approximately $17 paid in cash. Also in 2006, Color Kinetics issued 1,568 shares of common stock to William K. O’Brien in lieu of cash fees of approximately $27,719 earned by Mr. O’Brien in 2006, with the balance of approximately $28 paid in cash. In addition, in 2006 Color Kinetics deposited approximately 1,420 stock units into the deferred stock account of Mr. Afeyan under the 2005 Deferred Compensation Plan in lieu of cash fees of $25,000 earned by Mr. Afeyan in 2006.

(3)	The aggregate number of stock awards and the aggregate number of option awards outstanding at December 31, 2006 of our non-employee directors are as follows:

	Number of Shares of
	Common Stock	Number of Shares of
	Underlying Stock	Common Stock	Number of Shares of
	Units Under the	Issued as Stock	Common Stock
	2005 Deferred	Awards in Lieu of	Underlying Option
	Compensation Plan	Fees Outstanding	Awards Outstanding
	as of December 31,	as of December 31,	as of December 31,
Name	2006	2006	2006

John E. Abele	N/A	1,984	40,000
Noubar B. Afeyan	1,420	1,825	65,000
Elisabeth Allison	N/A	N/A	65,000
Garo H. Armen	N/A	613	65,000
Michael Hawley	N/A	N/A	80,000
George G. Mueller	N/A	N/A	88,867
William K. O’Brien	N/A	1,568	32,500
James F. O’Connor	N/A	N/A	40,000

(4)	The grant date fair value of each option award granted in fiscal 2006 calculated in accordance with SFAS 123R is as follows:

		Number of Shares	Grant Date Fair
		Underlying Option	Value of Option
	Grant Date of	Award Grants in	Award Grants in
Name	Option Award	2006	2006

John E. Abele	5/24/2006	7,500	$60,083
Noubar B. Afeyan	5/24/2006	7,500	$60,083
Elisabeth Allison	5/24/2006	7,500	$60,083
Garo H. Armen	5/24/2006	7,500	$60,083
Michael Hawley	5/24/2006	7,500	$60,083
George G. Mueller	5/24/2006	7,500	$60,083
William K. O’Brien	5/24/2006	7,500	$60,083
James F. O’Connor	5/24/2006	7,500	$60,083

Amounts shown do not reflect compensation actually received by the non-employee directors. The amount shown represents the aggregate fair value of stock options as of the date of grant calculated in accordance with SFAS 123R. The assumptions used to calculate the grant date fair value amount shown are as follows: risk-free interest rate is 4.95%; expected stock price volatility is 0.6244; expected dividend yield is 0.00 and expected life of the option is 4.19 years. For a further discussion of these assumptions please see Note 2 to the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2006. The exercise price of the stock options included in the table above equals the share price of our common stock on the grant date. However, the fair value shown above may not be indicative of the value realized on the date the options are exercised, if ever, due to variability in the share price of our common stock.

(5)	Amounts shown do not reflect compensation actually received by the non-employee directors. The amounts shown represent expenses recognized in the 2006 Consolidated Financial Statements in accordance with SFAS 123R, except that we have disregarded any estimate of future forfeitures related to service-based vesting conditions with respect to such option awards. There were no actual forfeitures of stock options by any non-employee director in 2006 and we have used the modified prospective method for calculating the expense amounts shown. The weighted average assumptions used to calculate the expense amounts shown for stock options granted in 2006 are set forth in Note 2 to the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2006. Key assumptions include: risk-free interest rate, expected stock price volatility, expected dividend yield and expected life of the option in years. The weighted average assumptions used to calculate the expense amounts shown for stock options granted in years prior to the adoption of SFAS 123R are disclosed in Note 2 to our consolidated financial statements included in our annual reports on Form 10-K for each of the years ended December 31, 2004 and 2005.

The assumptions for each option grant reflected in the table above are as follows:

		Risk Free		Expected Life
Name of Grantee	Grant Date	Interest Rate %	Volatility	in Years

John E. Abele	4/25/2005	3.89	0.6465	4.00
John E. Abele	7/19/2005	4.02	0.6686	4.00
John E. Abele	5/24/2006	4.95	0.6244	4.19
Noubar B. Afeyan	5/25/2005	3.89	0.6465	4.00
Noubar B. Afeyan	5/24/2006	4.95	0.6244	4.19
Elisabeth Allison	7/19/2005	4.02	0.6686	4.00
Elisabeth Allison	5/24/2006	4.95	0.6244	4.19
Garo H. Armen	7/19/2005	4.02	0.6686	4.00
Garo H. Armen	5/24/2006	4.95	0.6244	4.19
Michael Hawley	5/25/2005	3.89	0.6465	4.00
Michael Hawley	5/24/2006	4.95	0.6244	4.19
George G. Mueller	12/16/2004	3.56	0.6897	4.00
George G. Mueller	5/24/2006	4.95	0.6244	4.19
William K. O’Brien	11/22/2005	4.38	0.6333	4.00
William K. O’Brien	5/24/2006	4.95	0.6244	4.19
James F. O’Connor	6/25/2004	3.91	0.0000	4.00
James F. O’Connor	5/25/2005	3.89	0.6465	4.00
James F. O’Connor	5/24/2006	4.95	0.6244	4.19

The expected dividend yield used in the calculation of the above option grants was 0.00.

(6)	Amount shown represents amounts paid by Color Kinetics to Mr. Mueller as follows: (i) $265,003 in salary and consulting fees paid in fiscal 2006, (ii) $114,950 in bonus payments in fiscal 2006 relating to his services rendered in fiscal 2005 and (iii) $5,676 paid in 2006 relating to accrued but unused vacation.

Compensation of Directors

We reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and of any committees on which they serve. Each non-employee director receives an annual retainer of $20,000 payable in equal quarterly installments. The Chairman of our Nominating and Corporate Governance Committee receives an additional annual retainer of $3,000 and the other members of the Nominating and Corporate Governance Committee each receive an additional annual retainer of $2,000. The Chairman of our Audit Committee receives an additional annual retainer of $10,000 and the other members of the Audit Committee each receive an additional annual retainer of $6,000. The Chairman of our Compensation Committee receives an additional annual retainer of $5,000 and the other members of the Compensation Committee each receive an additional annual retainer of $3,000. On December 14, 2006, the Compensation Committee recommended to the Board, and the Board approved additional payments to non-employee directors for attendance at meetings, $1,000 for attending a meeting of the Board of Directors in person and $500 for attending a meeting of the Board of Directors by phone; in addition on such date, the Compensation Committee recommended and our Board of Directors approved a payment of $500 to the Chairs of the Board committees for each committee meeting they attend, whether in person or by phone. In lieu of cash payment, our non-employee directors may elect to receive any quarterly installment of any of these annual retainers or compensation for meeting attendance payable in shares of our common stock issued under the 2004 Plan. Our non-employee directors may also elect to defer cash compensation under the 2005 Directors’ Deferred Compensation Plan.

Our non-employee directors are eligible to receive automatic grants of stock options under our 2004 Plan. Each non-employee director receives an option to purchase 7,500 shares of our common stock on the date of each annual meeting of our stockholders. These options vest in quarterly installments over three years from the date of grant. In addition, upon each non-employee director’s election to the Board he or she is granted an option to purchase 25,000 shares of our common stock. These options vest in quarterly installments over three years from the date of grant. The exercise price per share of each option grant is equal to the closing price of our common stock on the date of such grant, as reported by The NASDAQ Stock Market.

All option grants to directors and executive officers from and after October 25, 2005 fully vest upon a change of control of Color Kinetics.

Directors who are our employees are not entitled to receive any separate compensation for serving as directors.

On June 1, 2006, we entered into a Consulting Agreement with George G. Mueller. The effective date of the Consulting Agreement was April 11, 2006, the date on which Mr. Mueller ceased being an employee. The agreement extended through December 31, 2006 and provided:

•	for the payment by us to Mr. Mueller, in exchange for his consulting services, of a monthly fee equal to $24,616;

•	for reimbursement of reasonable expenses incurred by Mr. Mueller in the course of providing his services to us;

•	for compensation to Mr. Mueller on a per diem basis in the event that he provides assistance in connection with intellectual property litigation after December 31, 2006;

•	that, during the term of the agreement, Color Kinetics also pay the cost of any heath care benefits to which he was entitled under COBRA;

•	for full acceleration of the incentive stock option granted to Mr. Mueller on December 16, 2004 (18,633 shares at an exercise price of $16.10 per share) to April 11, 2006; and

•	that the terms of Mr. Mueller’s non-competition and non-solicitation restrictions shall continue in full force and effect through December 31, 2007. The non-competition restriction generally prevents participation, directly or indirectly, in any business or activity which is in competition with us, which intends to compete with us, or which otherwise provides products or services similar to any products or services provided or proposed to be offered by us. The non-solicitation restrictions generally prevent hiring away our employees or diverting our business.

On July 27, 2005, our Board of Directors adopted the 2005 Deferred Compensation Plan. Our non-employee directors are eligible to participate in the 2005 Deferred Compensation Plan, effective January 1, 2006. A participant in the 2005 Deferred Compensation Plan may defer all or part of the cash compensation he or she receives for service as one of our directors. Cash deferred under the 2005 Deferred Compensation Plan may be deposited into a cash account, where it bears interest calculated according to the terms of the 2005 Deferred

Compensation Plan, or into a stock account, which will entitle the participant to receive, at the time of distribution, a number of shares of our common stock equal to the amount of deferred compensation divided by the share price applicable at the time of the deposit into the stock account. Shares issued pursuant to the provisions of our 2005 Deferred Compensation Plan are deemed to be issued under our 2004 Plan as shares of unrestricted stock. A total of 75,000 shares of our common stock (which number is subject to adjustment in the event of a stock dividend, stock split, combination or reclassification of shares, recapitalization or similar capital change) issuable under our 2004 Plan have been reserved for the purpose of issuance at the time of distribution of any of the stock accounts established under the 2005 Deferred Compensation Plan. Distribution of the deferred compensation begins at the date chosen by the participant, subject to the restriction that, if the participant does not choose to begin distribution in the calendar year after the participant ceases to serve as one of our directors, the distribution may begin no earlier than three years following the year during which the applicable compensation was withheld. The 2005 Deferred Compensation Plan provides for the deferred compensation to be distributed in a lump sum or in annual installments, as elected by the participant, over a period not to exceed five years. The administrator of the 2005 Deferred Compensation Plan may permit an early distribution of any or all of a participants’ cash account in the event of an unforeseeable financial emergency of the participant, as defined in the 2005 Deferred Compensation Plan.

EQUITY COMPENSATION PLANS

The equity compensation plans approved by our stockholders as of December 31, 2006 were our 1998 Incentive and Non-Statutory Stock Option Plan, our 2004 Plan and our 2004 Employee Stock Purchase Plan. All shares issued pursuant to the provisions of our 2005 Deferred Compensation Plan are deemed to be issued under our 2004 Plan as shares of unrestricted stock. We maintain no equity compensation plan that has not been approved by our stockholders.

The following table provides information as of December 31, 2006 regarding securities authorized for issuance under our equity compensation plans and under certain individual compensation arrangements not approved by our stockholders.

Equity Compensation Plan Information

				Number of Shares Remaining
	Number of Shares to be		Weighted-Average	Available for Future Issuance
	Issued Upon Exercise of		Exercise Price of	Under Equity Compensation
	Outstanding Options,		Outstanding Options,	Plans (Excluding Shares
Plan Category	Warrants and Rights(1)		Warrants and Rights	Reflected in Column (a))(2)
	(a)		(b)	(c)

Equity compensation plans approved by stockholders	2,460,776		$11.555	1,345,921
Equity compensation plans not approved by stockholders(3)	101,420	(4)	2.838	—

Total	2,562,196		$11.210	1,345,921

(1)	Consists of outstanding options to purchase 888,407 shares under the Color Kinetics Incorporated 1998 Incentive and Non-Statutory Stock Option Plan, outstanding options to purchase 1,572,369 shares under the 2004 Plan, and 101,420 shares issuable upon exercise of outstanding warrants.

(2)	Consists of 1,150,355 shares available for grant under the 2004 Plan, including 73,580 shares issuable pursuant to the provisions of our 2005 Deferred Compensation Plan, and 195,566 shares available for issuance under the Color Kinetics Incorporated 2004 Employee Stock Purchase Plan. Our 2004 Plan provides for grants of incentive stock options and nonstatutory stock options as well as awards of restricted stock, unrestricted stock, performance share awards and stock appreciation rights. Also, our 2004 Plan contains a provision that automatically increases the number of shares available for issuance under the 2004 Plan by an additional 150,000 shares of our common stock, or such lesser number of shares as is determined by our Board of Directors, on each of the first five anniversaries of the date of adoption of the 2004 Plan, such that the maximum number of shares issuable under the plan is 3,250,000 shares. In addition, our 2004

Employee Stock Purchase Plan contains a provision that automatically increases the number of shares available for issuance under the 2004 Employee Stock Purchase Plan by an additional 50,000 shares of our common stock, or such lesser number of shares as is determined by our Board of Directors, on each of the first five anniversaries of the date of adoption of the 2004 Employee Stock Purchase Plan, such that the maximum number of shares issuable under the 2004 Employee Stock Purchase Plan is 400,000.

(3)	Consists of an individual compensation arrangement in the form of transferable warrants issued to our director Garo H. Armen on November 4, 1998 as compensation for consulting services.

(4)	Giving effect to partial transfers of the warrants by Messrs. Afeyan and Armen to persons unaffiliated with Color Kinetics and to subsequent exercises by such transferees, the number of shares currently issuable under these warrants is as follows:

Warrant Holder	Exercise Price	Number of Shares

Transferee of Mr. Afeyan	$2.98	4,500
	$2.38	13,500
Garo H. Armen	$2.98	69,681
	$2.38	1,864
Transferee of Mr. Armen	$2.98	3,206
	$2.38	8,669

Each of the above warrants became fully vested on November 4, 2000 and will expire on November 4, 2008.

INFORMATION ABOUT COMMON STOCK OWNERSHIP

Stock Owned by Directors, Executive Officers and Greater-Than-5% Stockholders

The following table provides information about the beneficial ownership of our common stock as of March 30, 2007, by:

•	each person or entity known by us to own beneficially more than five percent of our common stock;

•	each of the named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

In accordance with SEC rules, beneficial ownership includes any shares for which a person or entity has sole or shared voting power or investment power and any shares for which the person or entity has the right to acquire beneficial ownership within 60 days after March 30, 2007 through the exercise of any option, warrant or otherwise. Except as noted below, we believe that the persons named in the table have sole voting and investment power with respect to the shares of common stock set forth opposite their names. Percentage of beneficial ownership is based on 21,323,215 shares of common stock outstanding as of March 30, 2007. All shares included in the “Right to Acquire” column represent shares subject to outstanding stock options or warrants that are exercisable within 60 days after March 30, 2007, and, as noted in footnotes 7 and 8, shares of common stock issued in lieu of cash compensation to those of our non-employee directors who elected to receive compensation in stock. The address of our executive officers and directors is in care of Color Kinetics Incorporated, 10 Milk Street, Suite 1100, Boston, Massachusetts 02108.

					Total Shares
	Number of Shares		Right to		Beneficially
Names and Addresses of Beneficial Holders	Owned		Acquire		Owned	Percent

FMR Corp.	2,118,940	(1)	—		2,118,940	9.94
82 Devonshire Street Boston, Massachusetts 02109
S.A.C. Capital Associates, LLC	1,195,941	(2)	—		1,195,941	5.61
72 Cummings Point Road Stanford, Connecticut 06902
George G. Mueller	970,520		50,986		1,021,506	4.78
Ihor Lys, Ph.D.	770,700		28,124		798,824	3.74
Elisabeth Allison	524,996	(3)	57,500		582,496	2.72
Garo Armen	314,423	(4)	129,045	(5)	443,468	2.07
William J. Sims	9,000		282,874		291,874	1.35
David K. Johnson	—		149,391		149,391	*
Noubar B. Afeyan	82,657	(6)	57,500		140,157	*
Michael Hawley	55,911		72,500		128,411	*
Frederick Morgan	139		107,411		107,550	*
John Abele	58,199		24,519	(7)	82,718	*
James F. O’Connor	—		30,416		30,416	*
William O’Brien	1,926		15,432	(8)	17,358	*
Jeffrey Cassis	—		—		—	*
All current directors and executive officers as a group (13 persons)	2,788,471		1,005,698		3,794,169	17.73

*	Less than one percent.

(1)	Based on information contained in an amendment to a report on Schedule 13G, filed with the Securities and Exchange Commission on February 14, 2007. The amended report states that:

•	FMR Corp. has beneficial ownership of all of the shares listed in the table, has no voting power with respect to all of the shares listed in the table and has sole dispositive power with respect to all of the shares listed in the table;

•	Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of all of the shares listed in the table as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940;

•	The ownership of one such investment company, Fidelity Growth Company Fund, amounts to all of the shares listed in the table or 9.94% of the outstanding shares;

•	Edward C. Johnson 3d, Chairman of FMR Corp., and FMR Corp., through its control of Fidelity, and the Fidelity funds each has sole power to dispose of all of the shares listed in the table;

•	Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

•	Members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(2)	Based on information contained in an amendment to a report on Schedule 13G, filed with the Securities and Exchange Commission on February 14, 2007. The report states that:

•	S.A.C. Capital Advisors, LLC has beneficial ownership of all of the shares listed in the table, has shared voting power with respect to all of the shares listed in the table and has shared dispositive power with respect to all of the shares listed in the table;

•	S.A.C. Capital Management, LLC has beneficial ownership of all of the shares listed in the table, has shared voting power with respect to all of the shares listed in the table and has shared dispositive power with respect to all of the shares listed in the table;

•	S.A.C. Capital Associates, LLC has beneficial ownership of 1,192,168 of the shares listed in the table, has shared voting power with respect to 1,192,168 of the shares listed in the table and has shared dispositive power with respect to 1,192,168 of the shares listed in the table;

•	Steven A. Cohen has beneficial ownership of all of the shares listed in the table, has shared voting power with respect to all of the shares listed in the table and has shared dispositive power with respect to all of the shares listed in the table; and

•	SAC Capital Advisors, SAC Capital Management, and Mr. Cohen own directly no Shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates and SAC MultiQuant. Mr. Cohen controls both SAC Capital Advisors and SAC Capital Management. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially all of the shares listed in the table. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.

(3)	Includes 517,841 shares beneficially held by Graham T. Allison Jr., the spouse of Ms. Allison. Ms. Allison disclaims beneficial ownership of these shares, except to the extent of her pecuniary interest therein, if any.

(4)	Includes 313,810 shares beneficially held by Armen Partners, L.P., of which Mr. Armen is the Managing General Partner. Mr. Armen disclaims beneficial ownership of these shares, except of his pecuniary interest therein, if any. Does not include shares issuable to Mr. Armen under our 2005 Deferred Compensation Plan. As of March 30, 2007, 284 shares were issuable to Mr. Armen under the 2004 Stock Incentive Plan pursuant to the provisions of the 2005 Deferred Compensation Plan.

(5)	Includes 71,545 shares issuable upon the exercise of warrants held by Mr. Armen, and 57,500 shares issuable upon exercise of stock options held by Mr. Armen.

(6)	Does not include shares issuable to Mr. Afeyan under our 2005 Deferred Compensation Plan. As of March 30, 2007, 1,729 shares were issuable to Mr. Afeyan under the 2004 Stock Incentive Plan pursuant to the provisions of the 2005 Deferred Compensation Plan.

(7)	Includes 353 shares of common stock issued under the 2004 Plan on April 2, 2007 in lieu of cash compensation and 24,166 shares issuable upon exercise of stock option held by Mr. Abele.

(8)	Includes 432 shares of common stock issued under the 2004 Plan on April 2, 2007 in lieu of cash compensation and 15,000 shares issuable upon exercise of stock option held by Mr. O’Brien.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to report to the Securities and Exchange Commission their stock ownership at the time they become an executive officer, director or ten-percent stockholder and any subsequent changes in ownership. These executive officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of these reports, we believe that all Section 16(a) reports applicable to our executive officers, directors and ten-percent stockholders during the fiscal year ended December 31, 2006 were filed on a timely basis.

INFORMATION ABOUT OUR AUDIT COMMITTEE AND AUDITORS

Audit Committee Report

The following is a report of the Audit Committee describing the policies and procedures that it employed in reviewing Color Kinetics’ financial statements for the year ended December 31, 2006 and related matters.

In accordance with its written charter, the primary role of the Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the internal control systems and disclosure controls established by management and the Board, and the audit process and the independent auditors’ qualifications, independence and performance. The Audit Committee charter adopted by the Board of Directors, as amended, is posted on the “Corporate” — “Investor Info” — “Corporate Governance” section of Color Kinetics’ website at www.colorkinetics.com.

Management is responsible for the internal controls and preparation of Color Kinetics’ financial statements. Color Kinetics’ independent auditors, Deloitte & Touche LLP, are responsible for performing an audit of its consolidated financial statements in accordance with generally accepted auditing standards and issuing an opinion on the financial statements. The Audit Committee has met and held discussions with management and the independent auditors regarding Color Kinetics’ internal controls, financial reporting practices and audit process.

The Audit Committee has reviewed and discussed Color Kinetics’ audited consolidated financial statements for the fiscal year ended December 31, 2006 with management and the independent auditors. As part of this review, the Audit Committee discussed with Deloitte & Touche LLP the communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The Audit Committee has received from Deloitte & Touche LLP a written statement describing all relationships between Deloitte & Touche LLP and Color Kinetics that might bear on the auditors’ independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee has discussed the written statement with the independent auditors, and has considered whether the independent auditors’ provision of consultation and other non-audit services to Color Kinetics is compatible with maintaining the auditors’ independence.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that Color Kinetics’ audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

James F. O’Connor, Chair
Elizabeth Allison
William O’Brien

Our Auditors

Deloitte & Touche LLP have been selected by the Audit Committee of the Board of Directors as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2007. Deloitte & Touche LLP also served as our auditors in 2006. We expect that representatives of Deloitte & Touche LLP will attend the meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following is a summary of the fees by our independent registered public accounting firm, Deloitte & Touche LLP, for the fiscal years ended December 31, 2006 and December 31, 2005:

	Fees
Fee Category	2006	2005

Audit Fees	$321,500	$409,000
Audit-Related Fees	47,600	—
Tax Fees	38,472	38,935
All Other Fees	1,500	—

Audit Fees.  Audit Fees represent fees for professional services performed by Deloitte & Touche LLP for the audit of our annual financial statements and the review of our quarterly financial statements, as well as services that are normally provided in connection with statutory and regulatory filings or engagements and related expenses.

Audit-Related Fees.  Audit-Related Fees would include fees for assurance and related services performed by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of our financial statements.

Tax Fees.  Tax Fees represent fees for professional services performed by Deloitte & Touche LLP with respect to tax compliance, tax advice and tax planning and related expenses. These services include assistance with the preparation of federal, state, and foreign income tax returns.

All Other Fees.  All Other Fees would include fees for products and services provided by Deloitte & Touche LLP, other than those disclosed above.

Pre-Approval Policies and Procedures

At present, our Audit Committee approves each engagement for audit or non-audit services before we engage Deloitte & Touche LLP to provide those services. All audit and non-audit services require pre-approval by the Audit Committee.

Our Audit Committee’s pre-approval policies or procedures do not allow our management to engage Deloitte & Touche LLP to provide any specified services without Audit Committee preapproval of the engagement for those services. All of the services provided by Deloitte & Touche LLP for fiscal years 2006 and 2005 were pre-approved.

Whistleblower Procedures

Our Audit Committee has adopted procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our directors, officers and employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. These procedures are set forth in our Code of Ethics which is posted on the “Corporate” — “Investor Info” — “Corporate Governance” section of our website at www.colorkinetics.com.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Based on information contained on a Form 13G/A filed with the Securities and Exchange Commission on February 12, 2007 Cree, Inc. owns a total of 864,385 shares of our common stock, representing approximately 4% of our outstanding capital stock as of March 30, 2007. We purchased light emitting diodes from Cree for an aggregate amount of approximately $4.0 million during 2006, at a time when Cree was a stockholder holding in excess of 5% of our outstanding capital stock. We believe the terms of our purchases from Cree were no less favorable to us than those we could have obtained from an unaffiliated party.

Our Audit Committee Charter requires Audit Committee review and approval of all related party transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities Act of 1933.

The Audit Committee has ratified all our 2006 LED purchases from Cree through December 14, 2006.

OTHER MATTERS

Other Business

Neither we nor our Board of Directors intends to propose any matters of business at the meeting other than those described in this proxy statement. Neither we nor our Board knows of any matters to be proposed by others at the meeting.

Stockholder Proposals for 2008 Annual Meeting

A stockholder who intends to present a proposal at the 2008 Annual Meeting of Stockholders for inclusion in our 2008 proxy statement must submit the proposal by December 28, 2007. In order for the proposal to be included in the proxy statement, the stockholder submitting the proposal must meet certain eligibility standards and must comply with certain procedures established by the Securities and Exchange Commission, and the proposal must comply with the requirements as to form and substance established by applicable laws and regulations. The proposal must be mailed to our Secretary at our address set forth on the notice of meeting appearing on the cover of this proxy statement.

In addition, in accordance with our By-Laws, a stockholder wishing to bring an item of business before the 2008 Annual Meeting of Stockholders must deliver notice of the item of business to us at our offices not before February 28, 2008 and not later than March 29, 2008 even if the item is not to be included in our proxy statement.

ANNUAL MEETING OF STOCKHOLDERS OF
COLOR KINETICS INCORPORATED
May 23, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

Proposal 1:	Election of Directors — The following Directors have been nominated for re-election as Class III directors

NOMINEES:
☐	FOR ALL NOMINEES	m m	Garo H. Armen William K. O’Brien
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES
☐	FOR ALL EXCEPT (See instructions below)	The Board of Directors recommends a vote “FOR” the election of all nominees for Director.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

COLOR KINETICS INCORPORATED
10 Milk Street, Suite 1100
Boston, MA 02108
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints David K. Johnson and Peter D. Karol as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Color Kinetics Incorporated held of record by the undersigned on March 30, 2007, at the Annual Meeting of Stockholders to be held at the office of Foley Hoag LLP at Seaport World Trade Center West, 155 Seaport Boulevard, Boston, MA 02210, on May 23, 2007, at 10:00 a.m. local time, or any adjournment or postponement thereof.
(Continued and to be signed on the reverse side)